Securities Purchased in Underwritings Involving
Transactions with Donaldson, Lufkin, & Jenrette Securities Corporation
    Subject to Rule 10f-3 Under the Investment Company Act of 1940

10f-3 TRANSACTIONS FOR THE PERIOD DECEMBER 1, 1996 THROUGH
FEBRUARY 28, 1997

		    REAL ESTATE INVESTMENT TRUST FUND

			 Date         Shares       % of Fund     Price per
Security              Purchased     Purchased     Assets (1)       Share
Essex Property Trust   12/18/96         4,500          0.27%        $27.75
Spieker Properties     01/21/97         7,000          0.25%        $34.50
Kilroy Realty          01/28/97        23,500          0.52%        $23.00


    Total
   Shares        Shares      % of Issue                            Shares
Purchased By     Issued       Purchased                             Held
 Fund Group       (000)     By Group (2)     Broker(s)            02/28/97
       5,000      2,450            0.20%     Merrill Lynch         156,000
     212,000     10,000            2.12%     Prudential             98,000
      25,600     12,500            0.20%     Prudential             31,500


1.  Purchase may not exceed 3% of Fund's Total Assets.

2. Purchases by all Alliance Funds may not exceed the greater of (i) 4% of the principal amount of the offering or (ii) $500,000 in principal amount but in no event may exceed 10% of the principal amount of the offering.